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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Bunce, Jr.                         John                           L.
--------------------------------------------------------------------------------
   (Last)                           (First)                      (Middle)

                         One Maritime Plaza, 12th Floor
--------------------------------------------------------------------------------
                                    (Street)

San Francisco                         CA                           94111
--------------------------------------------------------------------------------
   (City)                           (State)                        (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        National Information Consortium, Inc. (EGOV)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        March 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                             4.                               5.             Owner-
                                                             Securities Acquired (A) or       Amount of      ship
                                                3.           Disposed of (D)                  Securities     Form:      7.
                                                Transaction  (Instr. 3, 4 and 5)              Beneficially   Direct     Nature of
                                  2.            Code         ------------------------------   Owned at End   (D) or     Indirect
1.                                Transaction   (Instr. 8)                   (A)              of Month       Indirect   Beneficial
Title of Security                 Date          ------------     Amount      or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)              and 4)         (Instr.4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/1/02        S               78,866      D      3.81560    124,787         I        (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/1/02        S               5,806       D      3.81560    124,787         I        (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/1/02        S               1,728       D      3.81560    124,787         I        (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/4/02        S               20,721      D      3.96390    124,787         I        (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/4/02        S               1,525       D      3.96390    124,787         I        (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/4/02        S               454         D      3.96390    124,787         I        (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/5/02        S               69,282      D      3.91450    124,787         I        (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/5/02        S               5,100       D      3.91450    124,787         I        (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/5/02        S               1,518       D      3.91450    124,787         I        (3) (4)
----------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)
* If the form is filed by more than one reporting person, see
Instruction 4(b)(v).                                             SEC 1474 (3-00)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
1. These securities are held directly by Hellman & Friedman Capital Partners III, L.P. ("Capital Partners") which is a partnership.
2. These securities are held directly by H&F Orchard Partners III, L.P. ("Orchard Partners") which is a partnership.
3. These securities are held directly by H&F International Partners III, L.P. ("International Partners") which is a partnership.
4. The sole general partner of each of Capital Partners, Orchard Partners and International Partners is H&F Investors III, a California general partnership. The managing general partner of H&F Investors III is Hellman & Friedman Associates III, L.P., a California limited partnership, and the managing general partner of Hellman & Friedman Associates III, L.P. is H&F Investors III, Inc ("H&F Inc."). The investment decisions of H&F Inc. are made by an investment committee. Mr. Bunce, a member of the investment committee, may be deemed to be a "beneficial owner" (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) of an indeterminate portion of the shares beneficially owned by Capital Partners, Orchard Partners, International Partners and H&F Inc. Mr. Bunce disclaims such beneficial ownership, except to the extent of his indirect pecuniary interest in such shares. The filing of this statement shall not be construed for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, as an admission of beneficial ownership of the securities reported on this statement.
5.  These securities are held directly by Mr. Bunce.

** International misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


     /s/ John L. Bunce, Jr.                       April 9, 2002
----------------------------------          -------------------------
       John L. Bunce, Jr.                              Date
 **Signature of Reporting Person


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                         Page 2

Continuation Sheet to Form 4

================================================================================

Name and Addresses                         Bunce, Jr., John L.
of Reporting Persons                       One Maritime Plaza, 12th Floor
                                           San Francisco, CA 94111

Issuer Name and Ticker or Trading Symbol   National Information Consortium, Inc.
                                           (EGOV)

Statement for Month/Year                   March 2002
================================================================================

================================================================================
       Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                                                                6.
                                                             4.                               5.             Owner-
                                                             Securities Acquired (A) or       Amount of      ship
                                                3.           Disposed of (D)                  Securities     Form:      7.
                                                Transaction  (Instr. 3, 4 and 5)              Beneficially   Direct     Nature of
                                  2.            Code         ------------------------------   Owned at End   (D) or     Indirect
1.                                Transaction   (Instr. 8)                   (A)              of Month       Indirect   Beneficial
Title of Security                 Date          ------------     Amount      or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)              and 4)         (Instr.4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/6/02       S               9,128       D      3.93120    124,787         I         (1) (4)
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/6/02       S               672         D      3.93120    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/6/02       S               200         D      3.93120    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/7/02       S               23,733      D      3.84550    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/7/02       S               1,747       D      3.84550    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/7/02       S               520         D      3.84550    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/8/02       S               104,150     D      3.85830    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/8/02       S               7,668       D      3.85830    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value         3/8/02       S               2,282       D      3.85830    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/11/02       S               7,029       D      3.86750    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/11/02       S               517         D      3.86750    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/11/02       S               154         D      3.86750    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/12/02       S               2,008       D      3.85000    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/12/02       S               148         D      3.85000    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/12/02       S               44          D      3.85000    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/13/02       S               16,796      D      3.82340    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/13/02       S               1,236       D      3.82340    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/13/02       S               368         D      3.82340    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/14/02       S               36,238      D      3.81430    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/14/02       S               2,668       D      3.81430    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/14/02       S               794         D      3.81430    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/21/02       S               2,004,96    D      3.44470    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/21/02       S               147,604     D      3.44470    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/21/02       S               43,930      D      3.44470    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/22/02       S               101,321     D      3.76090    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/22/02       S               7,459       D      3.76090    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/22/02       S               2,220       D      3.76090    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/25/02       S               14,240      D      3.85010    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/25/02       S               1,048       D      3.85010    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/25/02       S               312         D      3.85010    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/26/02       S               13,966      D      3.85160    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/26/02       S               1,028       D      3.85160    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/26/02       S               306         D      3.85160    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/28/02       S               58,693      D      3.82670    124,787         I         (1) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/28/02       S               4,321       D      3.82670    124,787         I         (2) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value        3/28/02       S               1,286       D      3.82670    124,787         I         (3) (4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value                                                                    120,910         D(5)
----------------------------------------------------------------------------------------------------------------------------------